Exhibit 8.2

33/F, HKRI Centre Two, HKRI Taikoo Hui, 288 Shimen Road (No. 1), Jing'an District

Shanghai 200041, PRC

Tel: +86 21 6080 0909 Fax: +86 21 6080 0999

Beijing · Shanghai · Shenzhen · Hong Kong · Haikou · Wuhan · Singapore · New York

www.hankunlaw.com

Date: December 17, 2024

To:	ECARX Holdings Inc.
12/F, Tower 2, Park Place, 88 Baise Road
Xuhui District, Shanghai 200231
People’s Republic of China

Dear Sirs or Madams:

We are lawyers qualified to practice in the People’s Republic of China (the “PRC” or “China”, which, for the purposes of this opinion (this “Opinion”) only, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan Region) and as such are qualified to issue this Opinion on the PRC Laws (as defined below).

We are acting as PRC legal counsel to ECARX Holdings Inc., a company organized under the laws of the Cayman Islands (“ECARX”) in connection with ECARX’s registration statement on Form F-3, including all amendments and supplements thereto (the “Registration Statement”), filed by ECARX with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the potential offerings of ECARX’s Class A ordinary shares, par value $0.000005 per share, preferred shares, warrants to purchase Class A ordinary shares and preferred shares, subscription rights and a combination of such securities, separately or as units.

A.	Documents and Assumptions

In rendering this Opinion, we have examined copies of the Registration Statement and other documents (collectively the “Documents”) as we have considered necessary or advisable for the purpose of rendering this Opinion. Where certain facts were not independently established and verified by us, we have relied upon appropriate representatives of ECARX and the PRC Companies (as defined below).

In giving this Opinion, we have made the following assumptions (the “Assumptions”):

(1)	all signatures, seals and chops on the Documents are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as copies conform to the originals;

(2)	each of the parties to the Documents, other than the PRC Companies, (i) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and (ii) if an individual, has full capacity for civil conduct; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its, her or his obligations under the Documents to which it, she or he is a party in accordance with the laws of its jurisdiction of organization and/or the laws that it, she or he is subject to;

CONFIDENTIALITY. This document contains confidential information which may be protected by privilege from disclosure. Unless you are the intended or authorised recipient, you shall not copy, print, use or distribute it or any part thereof or carry out any act pursuant thereto and shall advise Han Kun Law Offices immediately by telephone, e-mail or facsimile and return it promptly by mail. Thank you.

(3)	the Documents presented to us remain in full force and effect on the date of this Opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this Opinion;

(4)	the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(5)	all requested Documents have been provided to us and all factual statements made to us by ECARX and the PRC Companies in connection with this Opinion, including but not limited to the statements set forth in the Documents, are true, correct and complete;

(6)	all explanations and interpretations provided by government officials duly reflect the official position of the relevant Governmental Agencies (as defined below) and are complete, true and correct;

(7)	each of the Documents is legal, valid, binding and enforceable in accordance with its respective governing laws in any and all respects;

(8)	all Governmental Authorizations (as defined below) and other official statements and documentation obtained by ECARX or any PRC Company from any Governmental Agency have been obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to Governmental Agencies for such purposes.

In addition, we have assumed and have not verified the truthfulness, accuracy and completeness as to factual matters of each Document we have reviewed.

B.	Definitions

In addition to the terms defined in the context of this Opinion, the following capitalized terms used in this Opinion shall have the meanings ascribed to them as follows.

“Governmental Agency”

means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, law enforcement, regulatory, or taxing authority or power of a similar nature in the PRC.

“Governmental Authorization”

means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws.

“PRC Companies”	mean, collectively, all entities listed in Appendix A hereof, and each, a “PRC Company”.
“PRC Laws”

mean all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and judicial interpretations of the PRC currently in effect and publicly available on the date of this Opinion.

C.	Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications (as defined below), we are of the opinion as of the date hereof that:

(1)	Taxation. The statements made in the Registration Statement under the caption “Taxation—Mainland China,” with respect to the PRC tax laws and regulations, constitute true and accurate descriptions of the matters described therein in all material aspects.

Our opinions expressed above are subject to the following qualifications (the “Qualifications”):

(1)	Our opinions are limited to PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws and regulations of any jurisdiction other than the PRC, and we have assumed that no such other laws or regulations would affect our opinions expressed above.

(2)	PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(3)	Our opinions are subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws in the PRC affecting creditors’ rights generally, and (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights.

(4)	Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the validity and enforceability of contractual rights generally under the concepts of public interests, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation, (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form, (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or the calculation of damages, and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(5)	This Opinion is issued based on our understanding of PRC Laws. For matters not explicitly provided under PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws, as well as their application to and effect on the legality, binding effect and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Governmental Agencies will not take a view that is contrary to or otherwise different from our opinion stated herein.

(6)	The term “enforceable” or “enforceability” as used in this Opinion means that the obligations assumed by the relevant obligors under the relevant Documents are of a type which the courts of the PRC may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the courts. As used in this Opinion, the expression “to our knowledge” or similar language with reference to matters of fact refers to the current, actual knowledge of the attorneys of this firm who have worked on matters for ECARX and the PRC Companies in connection with this Opinion. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates, statements and confirmations made by the responsible officers of ECARX, the PRC Companies and/or the Governmental Agencies.

(7)	We have not undertaken any independent investigation, search or other verification action to determine the existence or absence of any fact or to prepare this Opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of ECARX or the PRC Companies or the rendering of this Opinion.

(8)	This Opinion is intended to be used in the context which is specifically referred to herein, and each paragraph shall be construed as a whole and no part shall be extracted and referred to independently.

The opinion expressed herein is solely for the benefit of ECARX and without our prior written consent, neither our opinions nor this Opinion may be disclosed to or relied upon by any other person. We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement.

This Opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

Yours faithfully,

/s/ Han Kun Law Offices
HAN KUN LAW OFFICES

Appendix A

List of the PRC Companies

#	Name of the PRC Company
1.	ECARX (Hubei) Tech Co., Ltd. (亿咖通（湖北）技术有限公司)
2.	ECARX (Shanghai) Technology Co., Ltd. (亿咖通（上海）科技有限公司)
3.	ECARX (Shanghai) Tech Co., Ltd. (亿咖通（上海）技术有限公司)
4.	ECARX (Beijing) Technology Co., Ltd. (亿咖通（北京）科技有限公司)
5.	ECARX (Shanghai) Smart Tech Co., Ltd. (亿咖通（上海）智能技术有限公司)
6.	ECARX (Wuhan) Technology Co., Ltd. (亿咖通（武汉）科技有限公司)
7.	ECARX (Nanjing) Automotive Electronics Co., Ltd. (亿咖通（南京）汽车电子有限公司)
8.	Hubei Dongjun Automotive Electronic Technology Co., Ltd (湖北东峻汽车电子科技有限公司)
9.	ECARX (Zhejiang) Technology Co., Ltd. (亿咖通（浙江）科技有限公司)
10.	JICA Intelligent Robotics Co., Ltd. (吉咖智能机器人有限公司)
11.	Hangzhou JICA Automotive Electronic Technology Co., Ltd. (杭州吉咖汽车电子科技有限公司)
12.	Suzhou Photon-Matrix Optoelectronics Technology Co., Ltd (苏州光之矩光电科技有限公司)

Appendix A